GNC Holdings, Inc. Reports Third Quarter 2015 Results

2015 Third Quarter EPS of $0.76, excluding Asset Impairment
Revenue increases 2.4% in the Third Quarter 2015
Same Store Sales decrease 0.3% in the Third Quarter 2015

PITTSBURGH, October 29, 2015 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”), a leading global specialty health, wellness and performance retailer, today reported its financial results for the quarter and year-to-date periods ended September 30, 2015.
Third Quarter Revenue
For the third quarter of 2015, the Company reported consolidated revenue of $672.2 million, an increase of 2.4% as compared with consolidated revenue of $656.3 million for the third quarter of 2014. Revenue increased in each of the Company’s segments: retail by 1.1%, franchise by 9.3% and manufacturing/wholesale by 0.1%.
Same store sales decreased 0.3% in domestic company-owned stores (including GNC.com sales) in the third quarter of 2015. In domestic franchise locations, same store sales decreased 1.3% in the third quarter of 2015.
Asset Impairment - Discount Supplements
During the quarter, the Company recorded a pre-tax impairment of goodwill and other assets associated with its investment in Discount Supplements totaling $28.3 million, ("Asset Impairment"). Combined with the related tax benefit of $10.6 million, the resulting net after tax impact is $17.7 million, a reduction of $0.21 per diluted share.

Excluding the Asset Impairment, this reporting unit’s operating loss - which is included in our Retail Segment - was approximately $1.3 million in the third quarter of 2015, and approximately $3.7 million for the first nine months of 2015.

Long-Term Debt and Interest Expense

On August 10, 2015, the Company issued $287.5 million principal amount of 1.5% convertible senior notes, and used a portion of the proceeds to repay $164.3 million of its outstanding term loan. As a result of these transactions, the Company’s interest expense was approximately $2 million higher in the third quarter of 2015, and is expected to be approximately $2 million higher in the fourth quarter of 2015. The third quarter’s interest expense includes a $0.8 million write-off of deferred financing fees associated with the pay down of the term loan.

As of September 30, 2015, the Company had: (i) $1,178 million in principal outstanding on its term loan due March 2019, which bears interest at a rate per annum equal to the greater of the sum of the applicable Adjusted LIBOR rate or 0.75%, plus the applicable margin of 2.50%, (ii) $287.5 million principal amount of 1.5% convertible senior notes due 2020, and (iii) an undrawn $130 million revolver.

Earnings
For the third quarter of 2015, the Company reported net income of $45.8 million. Excluding the Asset Impairment and related tax impact, net income for the third quarter of 2015 was $63.4 million, a decrease of 6.2% as compared with adjusted net income of $67.6 million for the third quarter of 2014. Diluted earnings per share excluding the Asset Impairment and related tax impact was $0.76 for the third quarter of 2015, an increase of 1.3% as compared with adjusted diluted earnings per share of $0.75 for the third quarter of 2014.

Mike Archbold, Chief Executive Officer said, “While our performance in the third quarter did not meet our short-term expectations, many of the initiatives have shown success relative to our long-term goals consistent with our strategic evolution. We have seen, among other things, improvements in sales from critical customer segments and excellent returns on our investments in expanded assortments.”

Segment Operating Performance
For the third quarter of 2015, retail segment revenue increased 1.1% to $486.0 million, as compared with $480.7 million for the third quarter of 2014. The increase was due primarily to the addition of 97 net new company-owned stores since the end of the third quarter of 2014, and growth in our e-commerce businesses excluding Discount Supplements. Operating income decreased from $90.0 million to $55.4 million. Third quarter 2015 operating income includes the Asset Impairment of $28.3 million, while third quarter 2014 operating income includes $4.3 million of income associated with the reversal of a contingent purchase price liability. Excluding these items, operating income decreased 2.2%, and was 17.2% of segment revenue for the third quarter of 2015, as compared with 17.8% for the third quarter of 2014. The decline in operating performance at Discount Supplements and expense deleverage associated with negative same store sales below our leverage point was partially offset by lower advertising spend.
For the third quarter of 2015, franchise segment revenue increased 9.3% to $124.7 million, as compared with $114.1 million for the third quarter of 2014, due primarily to increased third-party wholesale product sales to domestic and international franchisees. Operating income increased from $39.7 million to $42.0 million. Third quarter 2015 operating income includes a $0.9 million gain from the conversion of five company-owned stores to franchise stores, as compared with the conversion of eight stores, resulting in a $4.1 million gain, in the third quarter of 2014. Operating income for the third quarter of 2014 also includes a $4.4 million international franchise receivable reserve adjustment. Excluding the conversions and reserve adjustment, operating income increased 2.5%, and was 33.0% of segment revenue for the third quarter of 2015, as compared with 35.1% in the third quarter of 2014. The decrease in operating income percentage was driven primarily by international third-party wholesale product sales representing a higher portion of total revenue.
For the third quarter of 2015, manufacturing/wholesale segment revenue, excluding intersegment revenue, increased 0.1% to $61.6 million, as compared with $61.5 million for the third quarter of 2014. Operating income increased 2.4%, from $22.9 million to $23.5 million, and was 38.1% of segment revenue for the third quarter of 2015, as compared with 37.2% for the third quarter of 2014. The increase in operating income percentage was driven primarily by higher gross margin.
Year-to-Date Performance
For the first nine months of 2015, the Company reported consolidated revenue of $2,021.0 million, an increase of 0.7% as compared with consolidated revenue of $2,006.0 million for the first nine months of 2014. Revenue increased in the Company’s franchise segment by 8.1%. Revenue decreased in the Company’s retail and manufacturing/wholesale segments by 0.1% and 5.3% respectively.
For the first nine months of 2015, the Company reported net income of $176.4 million. Excluding Asset Impairment and the related tax impact, for the first nine months of 2015 the Company reported net income of $194.1 million, a decrease of 6.4% as compared with adjusted net income of $207.4 million for the first nine months of 2014. Excluding Asset Impairment and the related tax impact, earnings per share were $2.26 for the first nine months of 2015, equal to adjusted diluted earnings per share for the first nine months of 2014.
Operating Metrics
For the first nine months of 2015, the Company opened 45 net new domestic company-owned stores, 50 net new Rite Aid franchise store-within-a-store locations, 14 net new company-owned stores in Canada, one new company-owned store in China, opened 30 and closed 38 domestic franchise locations, and opened 88 and closed 124 international franchise locations. The Company now has 9,042 store locations worldwide.

For the first nine months of 2015, the Company generated net cash from operating activities of $274.7 million, incurred capital expenditures of $30.4 million, repurchased $280.2 million in common stock in connection with its authorized share repurchase program, paid $45.9 million in cash dividends on its common stock, issued $287.5 million in convertible senior notes, and made $167.9 million in payments on long-term debt. The Company generated $243.6 million in free cash flow (which it defines as cash provided by operating activities less cash used in investing activities excluding acquisitions) as compared with $183.4 million for the first nine months of 2014, and at September 30, 2015, the Company’s cash balance was $164.1 million.

Capital Structure
The Company repurchased 2.3 million shares of its common stock at an average price of $49.05 in the third quarter of 2015. At the end of the third quarter of 2015, the Company had $627.0 million remaining on its previously authorized share repurchase authorizations.
At the end of the third quarter of 2015, diluted shares outstanding were approximately 82.7 million.
The Company’s Board of Directors declared a cash dividend of $0.18 per share of its common stock for the fourth quarter of 2015. The dividend will be payable on or about December 28, 2015 to stockholders of record at the close of business on December 11, 2015. The Company currently intends to pay regular quarterly dividends; however, the declaration of such future dividends is subject to the final determination of the Company’s Board of Directors.

Current 2015 Outlook
The Company’s current outlook for 2015 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Following is the Company’s current outlook for the full year 2015, which is being updated from the previous outlook provided on July 30, 2015: consolidated earnings per diluted share (“EPS”) of approximately $2.85 - $2.90 for the full year 2015. The Company’s EPS outlook excludes the Asset Impairment and related tax impact, and Unusual Items associated with an increase in a legal accrual, expense associated with the correction of an immaterial error related to a payroll accrual, and a decrease in the previously established allowance for bad debt expense associated with our international franchisees. As described in the Company’s first quarter 2015 earnings release, the combined effect of these Unusual Items is a $0.03 reduction of diluted earnings per share.

Key assumptions underlying the full year 2015 EPS outlook are as follows:

•	A low single digit increase in consolidated revenue for the full year 2015. This is based on the following expectations:

•	Achieving a domestic company-owned same store sales result - including the impact of GNC.com - of a low single digit decrease to flat for the remainder of 2015

•	Modest revenue growth internationally

•	Low single digit decrease in manufacturing/wholesale segment revenue for the full year 2015

•	Retail product gross margin improvements

•	Share repurchases of approximately 7% of shares outstanding as of the beginning of 2015

•	New store expectations: approximately 100 - 115 total net new domestic (including both company-owned and franchised stores) and retail segment locations

About Us
GNC Holdings, Inc. (NYSE: GNC) - headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.
The Company’s foundation is built on 80 years of superior product quality and innovation. GNC connects customers to their best by offering a premium assortment of vitamins, minerals, herbal supplements, diet, sports nutrition and protein products. This assortment features proprietary GNC - including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, GNC PuredgeTM, GNC GenetixHD®, Herbal Plus® - and nationally recognized third-party brands.
GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. As of September 30, 2015, GNC had more than 9,000 locations, of which more than 6,700 retail locations are in the United States (including 1,062 franchise and 2,319 Rite Aid franchise store-within-a-store locations) and franchise operations in more than 50 countries.
Conference Call
GNC has scheduled a live webcast to report its third quarter 2015 financial results on October 29, 2015 at 9:00 am Eastern time. The webcast will be available on www.gnc.com via the Investor Relations section under "About GNC." A replay of this webcast will be available through November 27, 2015. You may also listen to the live call by dialing 1-877-232-1784 inside the U.S. and 706-679-4448 outside the U.S.; the conference identification number for all callers is 64905053.
Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” ”will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding our dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of our products; costs of compliance and any failure on our part to comply with new and existing governmental regulations governing our products; limitations of or disruptions in our manufacturing system or losses of manufacturing certifications; disruptions in our distribution network; or failure to successfully execute our growth strategy, including any inability to expand our franchise operations or attract new franchisees, any inability to expand our company-owned retail operations, any inability to grow our international footprint, any inability to expand our e-commerce businesses, or any inability to successfully integrate businesses that we acquire. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Company is authorized to repurchase from time to time shares of its outstanding common stock on the open market or in privately negotiated transactions. The Company may finance any repurchases with cash, potential financing transactions, or a combination of the foregoing. The timing and amount of stock repurchases will depend on a variety of factors, including the market conditions as well as corporate and regulatory considerations. The share repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the program. The Company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 and, as applicable, Rule 10b-5 of the Securities Exchange Act of 1934, as amended.

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance. Management believes that net income and earnings per share, excluding asset impairment charges as reflected in this release, and free cash flow are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to earnings per share, net income or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(unaudited)
Revenue	$672,244	$656,326	$2,021,011	$2,005,999
Cost of sales, including warehousing, distribution and occupancy	421,600	408,578	1,264,602	1,245,953
Gross profit	250,644	247,748	756,409	760,046
Selling, general and administrative	141,155	147,382	421,013	422,838
Long-lived asset impairments	28,333	—	28,333	—
Other income, net	(994)	(8,359)	(2,330)	(13,823)
Operating income	82,150	108,725	309,393	351,031
Interest expense, net	13,753	11,781	36,912	34,987
Income before income taxes	68,397	96,944	272,481	316,044
Income tax expense	22,647	32,630	96,104	111,940
Net income	$45,750	$64,314	$176,377	$204,104
Earnings per share:
Basic	$0.55	$0.72	$2.06	$2.24
Diluted	$0.54	$0.71	$2.05	$2.23
Weighted average common shares outstanding:
Basic	83,669	89,814	85,663	91,056
Diluted	83,958	90,233	85,930	91,635

Note: The presentation of certain amounts in the consolidated financial statements of prior periods have been revised to conform to the current periods presented with no impact on previously reported net income or stockholders’ equity.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(unaudited)

Net income	$45,750	$64,314	$176,377	$204,104
Long-lived asset impairments	28,333	—	28,333	—
Management realignment	—	7,473	—	7,473
International franchise receivable reserve	—	4,446	—	4,446
Reversal of contingent purchase price	—	(4,313)	—	(4,313)
Tax effect	(10,638)	(4,314)	(10,638)	(4,314)
Adjusted net income	$63,445	$67,606	$194,072	$207,396

Adjusted earnings per share:
Basic	$0.76	$0.75	$2.27	$2.28
Diluted	$0.76	$0.75	$2.26	$2.26

Weighted average common shares outstanding:
Basic	83,669	89,814	85,663	91,056
Diluted	83,958	90,233	85,930	91,635

GNC HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2015	December 31, 2014
	(unaudited)
Current assets:
Cash and cash equivalents	$164,074	$133,834
Receivables, net	145,612	136,361
Inventory	551,783	569,132
Prepaids and other current assets	46,440	37,016
Total current assets	907,909	876,343
Long-term assets:
Goodwill, brands and other intangibles, net	1,490,644	1,525,285
Property, plant and equipment, net	223,950	232,397
Other long-term assets	41,023	43,775
Total long-term assets	1,755,617	1,801,457
Total assets	$2,663,526	$2,677,800
Current liabilities:
Accounts payable	$140,652	$129,064
Current portion of long-term debt	4,571	4,740
Deferred revenue and other current liabilities	120,930	106,539
Total current liabilities	266,153	240,343
Long-term liabilities:
Long-term debt	1,403,431	1,337,638
Other long-term liabilities	356,804	343,776
Total long-term liabilities	1,760,235	1,681,414
Total liabilities	2,026,388	1,921,757
Total stockholders’ equity	637,138	756,043
Total liabilities and stockholders’ equity	$2,663,526	$2,677,800

GNC HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine months ended September 30,
	2015	2014
	(unaudited)
Cash flows from operating activities:
Net income	$176,377	$204,104
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	43,100	41,418
Amortization of debt-related costs	3,538	1,343
Long-lived asset impairments	28,333	—
(Increase) decrease in receivables	(6,275)	5,734
(Increase) in inventory	(3,855)	(62,513)
Increase in accounts payable	14,691	8,863
Other operating activities	18,830	39,065
Net cash provided by operating activities	274,739	238,014

Cash flows from investing activities:
Capital expenditures	(30,432)	(55,236)
Cash paid for acquisitions, net of cash acquired	—	(6,402)
Other investing activities	(719)	631
Net cash used in investing activities	(31,151)	(61,007)

Cash flows from financing activities:
Dividends paid to shareholders	(45,904)	(43,287)
Payments on long-term debt	(167,901)	(4,243)
Proceeds and excess tax benefits from stock-based compensation	2,194	22,690
Repurchase of treasury stock	(280,179)	(230,345)
Proceeds from issuance of convertible senior notes	287,500	—
Debt issuance costs on convertible senior notes	(8,225)	—
Net cash used in financing activities	(212,515)	(255,185)

Effect of exchange rate changes on cash and cash equivalents	(833)	204
Net increase (decrease) in cash and cash equivalents	30,240	(77,974)
Beginning balance, cash and cash equivalents	133,834	226,217
Ending balance, cash and cash equivalents	$164,074	$148,243

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Nine months ended September 30,
	2015	2014
	(unaudited)

Net cash provided by operating activities	$274,739	$238,014
Capital expenditures	(30,432)	(55,236)
Other investing activities	(719)	631
Free cash flow	$243,588	$183,409

Segment Financial Data and Store Counts (unaudited)

Retail Segment - Company-owned stores in the U.S., Puerto Rico, Canada, and Ireland; e-commerce, both domestic and international

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	2015	2014	2015	2014

Revenue	$485,963	$480,691	$1,493,275	$1,495,197
Comp store sales - domestic, including GNC.com	-0.3%	-5.8%	-2.5%	-2.7%
Operating income	$55,435	$89,993	$244,744	$279,862
% Revenue	11.4%	18.7%	16.4%	18.7%

Franchise Segment - Franchise-operated domestic and international locations

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	2015	2014	2015	2014

Domestic	$77,048	$71,673	$229,300	$203,937
International	47,613	42,433	125,059	123,826
Total revenue	$124,661	$114,106	$354,359	$327,763
Operating income	$42,031	$39,693	$122,360	$119,693
% Revenue	33.7%	34.8%	34.5%	36.5%

Manufacturing/Wholesale Segment - Third-party contract manufacturing; wholesale and consignment sales principally with Rite Aid, PetSmart, Sam’s Club and www.drugstore.com

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	2015	2014	2015	2014

Revenue	$61,620	$61,529	$173,377	$183,039
Operating income	$23,466	$22,917	$66,675	$69,359
% Revenue	38.1%	37.2%	38.5%	37.9%

Consolidated unallocated costs (*)

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	2015	2014	2015	2014

Warehousing and distribution costs	$(18,139)	$(17,277)	$(54,419)	$(50,258)
Corporate costs	$(20,643)	$(26,601)	$(69,967)	$(67,625)

(*) Part of consolidated operating income.
Consolidated Store Count Activity

	Nine months ended September 30, 2015
	Company - owned (b)	Franchised Stores
		Domestic	International (c)	Rite Aid	Total

Beginning of period balance	3,497	1,070	2,140	2,269	8,976
Store openings (a)	96	30	89	51	266
Store closings	(37)	(38)	(124)	(1)	(200)
End of period balance	3,556	1,062	2,105	2,319	9,042

	Nine months ended September 30, 2014
	Company - owned (b)	Franchised Stores
		Domestic	International (c)	Rite Aid	Total

Beginning of period balance	3,342	1,012	2,024	2,215	8,593
Store openings (a)	162	79	140	48	429
Store closings	(45)	(28)	(63)	(5)	(141)
End of period balance	3,459	1,063	2,101	2,258	8,881

(a) openings include new stores, corporate/franchise conversion activity, and other acquisitions
(b) including Canada and The Health Store
(c) includes distribution centers where sales are made

Contacts:

Investors:    Tricia Tolivar, Executive Vice President & Chief Financial Officer, (412) 288-2029; or
Dennis Magulick, Vice President - Treasury, Investor Relations & Risk Management, (412) 288-4632

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com